EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14, relating to the HighMark Large Cap Value Fund and HighMark Value Momentum Fund, of our report dated September 23, 2011, relating to the financial statements and financial highlights of HighMark Funds, including Balanced Fund, Cognitive Value Fund, Enhanced Growth Fund, Equity Income Fund, Geneva Mid Cap Growth Fund, Geneva Small Cap Growth Fund, International Opportunities Fund, Large Cap Core Equity Fund, Large Cap Growth Fund, Large Cap Value Fund, NYSE Arca Tech 100 Index Fund, Small Cap Core Fund, Value Momentum Fund, Bond Fund, California Intermediate Tax-Free Bond Fund, National Intermediate Tax-Free Bond Fund, Short Term Bond Fund, Wisconsin Tax-Exempt Fund, Tactical Growth & Income Allocation Fund, Tactical Capital Growth Allocation Fund, California Tax-Free Money Market Fund, Diversified Money Market Fund, Treasury Plus Money Market Fund, U.S. Government Money Market Fund, and 100% U.S. Treasury Money Market Fund appearing in the Annual Report on Form N-CSR of HighMark Funds for the year ended July 31, 2011, which is incorporated by reference in such Registration Statement. We also consent to the references to us under the following headings, all of which are included or incorporated by reference in such Registration Statement:

•	“Proposal : Reorganization of the Acquired Fund into the Acquiring Fund – Service Providers” in the combined Prospectus/Proxy Statement

•	“Financial Highlights” in Appendix E to the combined Prospectus/Proxy Statement

•	“Annual Report” in the Statement of Additional Information for HighMark Funds included in this Registration Statement

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania

December 16, 2011